EX-35.6


(logo) Situs

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, CA 94111
Phone: 415.374.2820
Fax: 415.374.2704

Annual Compliance Statement
For period of January 1 through December 31, 2013

Deutsche Mortgage & Asset Receiving Corporation, COMM 2013-CCRE7
Commercial Mortgage Pass-Through Certificates

Depositor: DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION
Trustee:  WELLS FARGO BANK, NATIONAL ASSOCIATION
Certificate Administrator: WELLS FARGO BANK, NATIONAL ASSOCIATION Operating Advisor: PARK BRIDGE LENDER SERVICES, LLC
17g-5 Info Provider: WELLS FARGO BANK, NATIONAL ASSOCIATION

Pursuant to Section 10.11 of the Pooling and Servicing Agreement, I attest that:

(A) A review of the activities of Situs Holdings, LLC, as Special Servicer, during the period of January 1 through December 31, 2013(the"Reporting Period") and of its performance under the Relevant Servicing Criteria has been made under my supervision.

(B) To the best of my knowledge, based on such review, Situs Holdings, LLC, as Special Servicer, has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such Reporting Period.


By: /s/ Stacey Ciarlanti
        Stacey Ciarlanti
        Vice President - Compliance

Date: March 31, 2014